Exhibit 99.1

                                            Press Release

                   ESCALADE ANNOUNCES ACQUISITION TROPHY RIDGE

Evansville, IN (February 14, 2007) - Escalade Sports, a wholly owned subsidiary of Escalade, Inc. (ESCA), announced that it has purchased substantially all of the assets of Trophy Ridge LLC., a manufacturer and developer of archery accessories. The Trophy Ridge brand enjoys high recognition among bow hunting enthusiasts across the United States. Products include a line of vertical pin bow sights, Drop Zone(TM) arrow rests, and the Rocket Aerohead(TM) broadhead line for arrows. Additional product information can be found at www.trophyridge.com.

Jim Allshouse, President of Escalade Sports stated that "The Trophy Ridge acquisition is expected to add $4 million in revenues during 2007, but more importantly the Trophy Ridge brand, intellectual properties, and products compliment the Bear Archery(R) product line of premium bows and accessories giving Escalade Sports a complete line of archery accessories to meet all its customers' needs, whether they be avid bow hunters or just archery hobby enthusiasts. This acquisition is a key component of our strategy to diversify our product lines and distribution channels."

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334 or Daniel Messmer, President and CEO at 812/467-4449.

                                       3